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                                                                     EXHIBIT 5.1



               2300 MAIN STREET SUITE 1000 KANSAS CITY, MO 64108
                   P.O. BOX 419777 KANSAS CITY, MO 64141-6777
                               TEL: (816)983-8080
                       WEBSITE: www.blackwellsanders.com



                                January 16, 2004

Blue Valley Ban Corp
11935 Riley
Overland Park, KS 66225

Ladies and Gentlemen:

         We have acted as counsel to Blue Valley Ban Corp, a Kansas corporation (the "Company"), in connection with the filing of a registration statement by the Company on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, registering 100,000 shares (the "Shares") of common stock of the Company, $1.00 par value per share, to be issued to eligible participants in accordance with the terms of the 2004 Employee Stock Purchase Plan (the "Plan") of Blue Valley Ban Corp.

         In connection with the foregoing, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate in connection with this opinion. Based upon and subject to the foregoing, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, will be, legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                      Very truly yours,